Registration No. 333- _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OMAGINE, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-2876380
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification No.)

350 Fifth Avenue, Suite 1103 New York, New York	10118
(Address of Principal Executive Offices)	(Zip Code)

Omagine, Inc. 2003 Stock Option Plan
(full title of plan)

Frank J. Drohan, President
Omagine, Inc.
350 Fifth Avenue, Suite 1103
New York, NY 10118
(Name and address of agent for service)

212-563-4141
(Telephone number, including area code, of agent for service)

Copies to:
Michael Ference, Esq.
David Manno, Esq.
Sichenzia Ross Friedman Ference Anslow LLP
61 Broadway, 32nd Fl.
New York, NY 10006
(212) 930-9700
(212) 930-9725 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [x]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	2,500,000	(1)	$3.08	(2)	$7,700,000	$882.42	(3)

(1) Issuable (issued) pursuant to the Omagine 2003 Stock Option Plan.

(2) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price on the Over-the-Counter Bulletin Board of $3.08 on October 11, 2011.

(3)  In connection with a Registration Statement on Form S-8 that was filed on September 20, 2007, the Company paid $133.75 for registration of shares of its Common Stock under the Omagine 2003 Stock Option Plan. As a result of this payment the Company is offsetting the $882.42 registration fee by $133.75 and as a result $748.67 is due.

EXPLANATORY NOTE

Pursuant to General Instruction C of Form S-8, this registration statement on Form S-8 is being filed to (i) register 2,500,000 shares of Common Stock, par value $0.001 per share, of the Company, issuable or issued pursuant to the Omagine 2003 Stock Option Plan (the “Plan”) to various employees, non-employee directors and consultants. In addition the Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of up to an aggregate of 446,000 shares of our Common Stock of which 284,000 shares are issuable upon exercise of options under the Plan and 162,000 shares of Common Stock were issued pursuant to the Plan.

PART I

Item 1.                      Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the United States Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.                      Registrant Information.

We will provide to each recipient of grants under the Plan a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting:

Mr. Charles P. Kuczynski
Secretary
Omagine, Inc.
The Empire State Building
350 Fifth Avenue
Suite 1103
New York, NY
212-563-4141, ext. 208

Information required by Part I to be contained in section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8.

PROSPECTUS

OMAGINE, INC.

446,000 Shares of Common Stock

This reoffer prospectus (“Prospectus”) relates to an aggregate of 446,000 shares (the “Resale Shares”) of our $0.001 par value per share common stock (“Common Stock”), that may be offered and resold from time to time by the selling stockholders identified in this Prospectus (the “Selling Stockholders”). The Resale Shares included in this Prospectus include 284,000 shares of Common Stock issuable to the Selling Stockholders upon the exercise of  stock options (“Options”) granted under the Omagine 2003 Stock Option Plan (the “Plan”) and an aggregate of 162,000 shares of Common Stock that were issued to four of the Selling Stockholders prior to the date hereof pursuant to their exercise of Options granted under the Plan.

It is anticipated that the Selling Stockholders will offer the Resale Shares for sale at prevailing prices on the Over-the-Counter Bulletin Board on the date of sale. We will receive no part of the proceeds from sales made under this Prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the Selling Stockholders will be borne by us.

This Prospectus has been prepared for the purposes of registering the Resale Shares under the Securities Act of 1933, as amended (the “Securities Act”) to allow for future sales of the Resale Shares by Selling Stockholders on a continuous or delayed basis to the public without restriction.

The Selling Stockholders and any brokers executing selling orders on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our Common Stock is traded on the OTC Bulletin Board under the symbol "OMAG". On October 11, 2011, the closing bid price of our Common Stock on such market was $3.00 per share.

Investing in our Common Stock involves significant risks. See "Risk Factors" beginning on page 8 hereof.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 14, 2011.

You should rely only on the information contained in this Prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this Prospectus. The information contained in this Prospectus is complete and accurate only as of the date on the front cover page of this Prospectus, regardless of when the time of delivery of this Prospectus or the sale of any Common Stock occurs. This Prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the Common Stock in any jurisdiction in which the offer or sale is not permitted.

You may only rely on the information contained in this Prospectus or that we have referred you to via this Prospectus. We have not authorized anyone to provide you with different or further information. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made in connection with this Prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Prospectus or that the information contained herein by reference thereto in this Prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this Prospectus. This summary does not contain all the information you should consider before investing in the Resale Shares. Before making an investment decision, you should read the entire Prospectus carefully, including the "RISK FACTORS" section and the financial statements and the notes thereto which are incorporated into this Prospectus by reference. As used throughout this Prospectus, the term “Registrant” refers to Omagine, Inc. and the terms "Company", “we," "us," or "our" refer to Omagine, Inc., and its consolidated subsidiaries, unless the context otherwise requires.

General

Omagine, Inc. is the successor to Alfa International Corp. which was incorporated in New Jersey in 1978. In October 2004 the Registrant changed its corporate domicile from New Jersey to Delaware and in June 2007 the Registrant changed its corporate name to Omagine, Inc. In November 2009 Omagine, Inc. formed Omagine LLC, a limited liability company organized under the laws of the Sultanate of Oman (“Oman”), as its wholly owned subsidiary in Oman. In May 2011, the Registrant and three (3) new investors (the “New Shareholders”) signed a shareholders’ agreement with respect to Omagine LLC (the “Shareholder Agreement”). Pursuant to the provisions of the Shareholder Agreement, Omagine, Inc. reduced its 100% ownership of Omagine LLC to sixty percent (60%) and Omagine LLC sold newly issued shares of its capital stock to the New Shareholders and to Omagine, Inc. for an aggregate investment amount of approximately $70.1 million. The Company has proposed to the Government of Oman (the "Government") the development of a real estate and tourism project (the "Omagine Project") to be developed in Oman by Omagine LLC. We anticipate that the Omagine Project will be developed on one million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman just west of Oman’s capital city of Muscat and approximately six miles from Muscat International Airport (the "Omagine Site"). Omagine LLC will design, develop, own and operate the entire Omagine Project. The Omagine Project is planned to be an integration of cultural, educational, entertainment and residential components, including: a theme park containing seven pearl shaped buildings, each approximately 60 feet in diameter, associated exhibition buildings, a boardwalk, an open air amphitheater and stage; open space green areas; a canal and an enclosed harbor and marina area; associated retail shops and restaurants, entertainment venues, boat slips, and docking facilities; a five-star resort hotel, a four-star hotel and possibly an additional three or four-star hotel; commercial office buildings; shopping and retail establishments integrated with the hotels, and approximately two thousand residences to be developed for sale.

Omagine, Inc. is a holding company which conducts substantially all its operations through its sixty percent (60%) owned subsidiary Omagine LLC, an Omani limited liability company. Omagine LLC is engaged primarily in the business of real estate development in Oman. The Registrant also has a wholly-owned subsidiary Journey of Light, Inc., a New York corporation ("JOL").

On May 4, 2011, the Company entered into a Standby Equity Distribution Agreement (the "May SEDA") with YA Master and on June 21, 2011, the Company and YA Master entered into an agreement amending the May SEDA (the “Amendment Agreement”). The May SEDA and the Amendment Agreement are collectively referred to herein as the “New SEDA”. Pursuant to the New SEDA the Company, at its sole discretion and upon giving written notice to YA Master (an “Advance Notice”), may periodically sell shares of its Common Stock to YA Master. For each share of Common Stock purchased under the New SEDA, YA Master will pay to the Company ninety-five percent (95%) of the lowest daily volume weighted average price of the Common Stock as quoted by Bloomberg, LP, during the five (5) consecutive Trading Days (as such term is defined in the New SEDA) immediately subsequent to the date of the relevant Advance Notice (the “Purchase Price”). The Company is not obligated to sell any shares of Common Stock to YA Master but may, over the term of the New SEDA and in its sole discretion, sell to YA Master that number of shares of Common Stock valued at the Purchase Price from time to time in effect that equals up to ten million dollars ($10,000,000) in the aggregate. YA Master's obligation to purchase shares of Common Stock under the New SEDA is subject to certain conditions, including (i) the Company obtaining an effective registration statement for the shares of Common Stock sold under the New SEDA (“Registration Statement”), (ii) periodic sales of shares of Common Stock to YA Master must be separated by a time period equal to five Trading Days, and (iii) the amount of any individual periodic sale designated by the Company in any Advance Notice shall not exceed the greater of (i) two hundred thousand dollars ($200,000), or (ii) the average of the “Daily Value Traded” for each of the five (5) Trading Days prior to the relevant Advance Notice where Daily Value Traded is the product obtained by multiplying the daily trading volume of the Common Stock for such Trading Day by the closing bid price of the Common Stock for such Trading Day. The New SEDA automatically expires on September 1, 2013.

Our website address is www.omagine.com. Our website and the information contained on our website are not incorporated into this Prospectus or the Registration Statement of which it forms a part. Further, our references to the URLs for our website are intended to be inactive textual references only.

Our principal executive offices are located at 350 Fifth Avenue, Suite 1103, New York, N.Y. 10118. Our telephone number is (212) 563-4141.

On December 30, 2009, the Registrant effected a 1-for-100 reverse split of its Common Stock (“Reverse Split“) followed immediately by a 20-for-1 forward split of its Common Stock (“Forward Split “) (collectively, the “Stock Splits”). Except as otherwise noted herein, all share amounts mentioned herein give retroactive effect to the Stock Splits.

This Offering

Shares of Common Stock outstanding prior to this ofering	12,901,005 (1)

Shares of Common Stock
offered pursuant to this Prospectus	446,000 (2)

Shares of Common Stock to be outstanding after the offering	13,185,005 (3)

Use of proceeds
We will not receive any proceeds from the sale of the shares of Common Stock offered in this Prospectus. If, and to the extent that, Options are exercised, we will receive the exercise price of the Options.

Risk Factors	The purchase of our Common Stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 8.

Over-the-Counter Bulletin Board Stock Symbol	OMAG

(1)
As of September 16, 2011. Does not include shares of Common Stock issuable upon exercise of outstanding Options but does include 162,000 shares of Common Stock issued pursuant to Options exercised prior to the date hereof.

(2)	Of which 284,000 shares of Common Stock are issuable upon the exercise of Options granted pursuant to the Plan.

(3)	Assumes the exercise of all Options exercisable currently or within 60 days after the date hereof and the issuance of the shares of Common Stock underlying such Options.

RISK FACTORS

Below we describe a number of uncertainties and risks which, in addition to uncertainties and risks presented elsewhere in this Prospectus, may adversely affect our business, operating results, financial condition and share price. The uncertainties and risks enumerated below as well as those presented elsewhere in this Prospectus should be considered carefully in evaluating our Company and our business and the value of our securities. The following important factors could cause our actual business, financial condition and future results to differ materially from those contained in forward-looking statements made in this Prospectus or presented elsewhere by management from time to time.

Risks Related to Our Company and Our Business

We have no history of profitability from the development of real estate.

The Omagine Project may never come to fruition, and if it does it still may never result in a profit to the Company. Sales of our real estate development properties, and income, if any, from the Omagine Project may never generate sufficient revenues to fund our continuing operations. We may never generate positive cash flow or attain profitability in the future.

Because of our limited history and the potential for competition an investment in our Company is inherently risky.

Because we are a company with a limited history, our operations are subject to numerous risks similar to those of a start-up company. We expect the real estate development business to be highly competitive because many developers have access to the same market. Substantially all such developers have greater financial resources and longer operating histories than we have and can be expected to compete within the business in which we engage and intend to engage. We cannot assure that we will have the necessary resources to be competitive.

We may not be able to conduct successful operations in the future.

The results of our operations will depend, among other things, upon our ability to develop and market the Omagine Project. Furthermore, our proposed operations may not generate income sufficient to meet operating expenses or may generate income and capital appreciation, if any, at rates lower than those anticipated or necessary to sustain ourselves. Our operations may be affected by many factors, some known by us, some unknown, and some which are beyond our control. Any of these problems, or a combination thereof, could have a materially adverse effect on our viability as an ongoing enterprise and might cause the investments of our shareholders to be impaired or lost.

To fully develop our business plan we will need additional financing.

For the foreseeable future, we expect to rely principally upon financing from sales of Common Stock made pursuant to the New SEDA as we have done with the SEDA since the second quarter of our 2009 fiscal year. We have also raised limited private placement funds during the past several years and may be required to do so in the future. We cannot guarantee the success of this plan. We will have to obtain additional financing in order to conduct our business in a manner consistent with our proposed operations. There is no guaranty that additional funds will be available when, and if, needed. If we are unable to obtain financing, or if its terms are too costly, we may be forced to curtail expansion of operations until such time as alternative financing may be arranged, which could have a materially adverse impact on our operations and our shareholders' investments.

We anticipate that we will be subject to intense competition.

We will face intense competition in the development of real estate in Oman. Other developers have started developing real estate in nearby areas with similar residential developments.

Even after entering into the New SEDA, we lack capital.

Even after our entry into the New SEDA, we lack the capital necessary to independently sustain our operations. Management is actively negotiating financing through other equity investor sources in order to meet its working capital needs. There can be no guaranty that additional funds will be available. If we are unable to obtain additional financing, or if its terms are too costly, we may be forced to curtail the expansion of our operations until such time as alternative financing may be arranged which could have a materially adverse impact on our operations and our shareholders' investments.

Our ultimate success will be dependent upon management.

Our success is dependent upon the decision making ability of our directors and executive officers, who are Frank J. Drohan, Charles P. Kuczynski, Salvatore J. Bucchere, Kevin O’C. Green and Louis J. Lombardo. The loss of any or all of these individuals could have a material adverse impact on our operations. We do not presently have a written employment agreement with any of our officers or directors.  We have not obtained key man life insurance on the lives of any of these individuals.

We are subject to risks associated with investments in real estate.

The value of our proposed properties and our income therefrom may decline due to developments that adversely affect real estate generally and those that are specific to our properties. General factors that may adversely affect our potential real estate holdings include:

●	increases in interest rates;

●	adverse changes in foreign exchange rates;

●	a decline in prevailing rental rates for the properties we intend to own and lease;

●	a general tightening of the availability of credit;

●	a decline in the economic conditions in Oman;

●	an increase in competition for customers or a decrease in demand by customers for the residential and commercial properties we plan to develop and offer for sale;

●	a decline in prevailing sales prices for the properties we intend to develop and offer for sale;

●	an increase in supply in Oman of property types similar to that being developed by us;

●	declines in consumer spending during an economic recession or recovery from an economic recession that adversely affect our revenue; and

●	the adoption by the relevant government authorities in Oman of more restrictive laws and governmental regulations, including more restrictive zoning, land use, building or environmental regulations or increased real estate taxes.

Additional factors may adversely affect the value of our proposed properties and our income therefrom, including:

●	adverse changes in the perceptions of prospective purchasers or users, of the attractiveness of the properties developed by us;

●	opposition from local community or political groups with respect to development or construction at a particular site;

●	a change in existing comprehensive zoning plans or zoning or environmental regulations that impose additional restrictions on use or requirements with respect to the properties to be developed by us;

●	our inability to provide adequate management and maintenance or to obtain adequate insurance for the properties to be developed by us;

●	an increase in operating costs;

●	new development of a competitor's property in close proximity to the Omagine Project;

●	earthquakes, floods or underinsured or uninsured natural disasters; and

●	Terrorism, political instability or civil unrest in Oman or the Middle East & North Africa (“MENA”) region.

The occurrence of one or more of the above risks could result in significant delays or unexpected expenses. If any of these occur, we may not achieve our projected returns on the Omagine Project and we could lose some or all of our investment in Omagine LLC and the Omagine Project.

We are subject to risks associated with real estate development.

The Omagine Project is subject to significant risks relating to our ability to complete it on time and within budget. Factors that may result in the Omagine Project or any other development project we may undertake in Oman exceeding budget or being prevented from completion include:

●	an inability to secure sufficient financing on favorable terms, including an inability to refinance construction loans;

●	failure to sign a development agreement with the Government of Oman;

●	the negative effects presently in the marketplace from the worldwide economic slowdown and banking crisis of 2008, including the tighter lending standards instituted by banks and financial institutions in the MENA region, the reduced availability of credit facilities from banks in the MENA region, the reduction in the prices of housing and commercial properties in Oman and the fall of consumer and/or business confidence; any one or all of which could affect Omagine LLC’s ability to sell homes and to sell and/or lease commercial properties and/or secure financing;

●	construction delays or cost overruns, either of which may increase project development costs;

●	an increase in commodity costs;

●	an inability to obtain zoning, environmental, occupancy or other required Oman governmental permits, approvals and authorizations.

If any of the forgoing occurs, we may not achieve our projected returns on the Omagine Project and we could lose some or all of our investment in Omagine LLC and the Omagine Project or in other properties we may then have under development.

We are vulnerable to concentration risks because our proposed operations are presently exclusively in Oman and our future operations are planned to be exclusively in Oman and the MENA market. Our real estate activities are presently concentrated exclusively on the Omagine Project to be located in Oman. Because of such geographic and project specific concentration, our operations are more vulnerable to local economic downturns and adverse project-specific risks than those of larger, more diversified companies.

The performance of Oman’s economy greatly affects our prospects for sales and revenue growth and consequently the underlying values of the properties to be developed by us. The Oman economy is heavily influenced by the prices of crude oil and natural gas which are Oman’s main export products and sources of revenue. Fluctuations in the international price of crude oil affects Oman’s revenue and budget considerations and a decrease in government supported projects and employment through budget cuts or otherwise, could adversely affect the economy in Oman.

Our results of operations and financial condition are greatly affected by the performance of the real estate industry.

Our real estate activities are subject to numerous factors beyond our control, including local real estate market conditions in Oman and in areas where our potential customers reside, substantial existing and potential competition, general economic conditions in Oman, the MENA region and internationally, fluctuations in interest rates and mortgage availability and changes in demographic conditions. Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants.

Real estate investments often cannot easily be converted into cash and market values may be adversely affected by economic circumstances, market fundamentals, competition and demographic conditions. Because of the effect these factors have on real estate values, it is difficult to predict with certainty the sales prices that will be realized for individual assets or the level of future sales revenue that will be realized from the operation and/or leasing of various properties.

Our real estate operations will also be dependent upon the availability and cost of mortgage financing for our potential customers to the extent they finance the purchase from us of the residences or any of the commercial properties we intend develop.

The real estate business is very competitive and many of our competitors are larger and financially stronger than we are.

The real estate business is highly competitive. We compete with a large number of companies and individuals, and many of them have significantly greater financial and other resources than we have. Our competitors include local developers who are committed primarily to the Oman market and also international developers who acquire properties throughout the MENA region. Because we are a company with a limited history, our operations are subject to numerous risks similar to those of a start-up company. We cannot assure that we will have the necessary resources to be competitive.

Our operations are subject to natural and political risks.

Our performance may be adversely affected by weather conditions that delay development or damage property.

The recent civil and political unrest in the MENA region, the U.S. military intervention in Iraq, the terrorist attacks in the U.S., Europe and the MENA region and the potential for additional future terrorist acts and civil and/or political unrest have created economic, political and social uncertainties that could materially and adversely affect our business. Further acts of civil and/or political unrest or terrorism could be directed against Oman or the U.S. domestically or abroad. These acts of terrorism or civil unrest could be directed against properties and personnel of American companies that work abroad, particularly companies such as ours that operate in the Middle East. Civil and/or political unrest, terrorism, war and/or military developments may materially and adversely affect our business and profitability and the prices of our Common Stock in ways that we cannot predict at this time.

Risks Relating to Our Common Stock

Our stock price may be volatile and you may not be able to resell your shares at or above your purchase price.

There has been, and continues to be, a limited public market for our Common Stock. Although our Common Stock trades on the Over-the-Counter Bulletin Board, an active trading market for our shares has not developed, and may never develop or be sustained. If you purchase shares of our Common Stock, you may not be able to resell those shares at or above the price you paid. The market price of our Common Stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

●	actual or anticipated fluctuations in our operating results;

●	changes in financial estimates by securities analysts or our failure to perform in line with such estimates;

●	changes in market valuations of other real estate companies, particularly those that sell products similar to ours;

●	announcements by us or our competitors of significant innovations, acquisitions, strategic investors or partnerships, joint ventures or capital commitments;

●	departure of key personnel.

Much of our Common Stock is currently restricted. As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Our Common Stock has a limited public trading market.

While our Common Stock currently trades in the Over-the-Counter market on the Bulletin Board, the market for our Common Stock is limited and sporadic. We cannot assure that such market will improve in the future, even if our Common Stock is ever listed on a national stock exchange. We cannot assure that an investor will be able to liquidate his investment without considerable delay, if at all. If a more active market for our Common Stock does develop, the price may be highly volatile. The factors which we have discussed in this document may have a significant impact on the market price of the Common Stock. The relatively low price of our Common Stock may keep many brokerage firms from engaging in transactions in our Common Stock.

The Over-the-Counter market for stock such as ours has had extreme price and volume fluctuations.

The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our industry and in the investment markets generally, as well as economic conditions and annual variations in our operational results may have a negative effect on the market price of our Common Stock.

Additional stock offerings may dilute current shareholders.

Given our plans and our expectation that we may need additional capital and personnel, we may need to issue additional shares of capital stock or securities convertible into or exercisable for shares of capital stock, including preferred stock, options or warrants. The issuance of additional capital stock may dilute the ownership of our current shareholders.

Our management collectively beneficially owns 16% of our presently outstanding Common Stock and this concentration of ownership may have the effect of preventing a change in control.

Collectively our officers and directors beneficially own approximately sixteen (16%) of our outstanding shares of Common Stock. As a result, if our officers and directors act in concert, they will have the ability to exercise substantial influence over our business by virtue of their voting power with respect to the election of directors and all other matters requiring action by shareholders. Such concentration of share ownership may have the effect of discouraging, delaying or preventing a change in control of the Company.

Our ability to issue preferred stock may adversely affect the rights of our common shareholders and may make takeovers more difficult, possibly preventing you from obtaining the optimal share price.

Our certificate of incorporation authorizes the issuance of shares of "blank check" preferred stock, which would have the designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

Our Common Stock will be subject to the “penny stock” rules of the SEC, which may make it more difficult for you to sell our Common Stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that:

●	the broker or dealer approve a person's account for transactions in penny stocks; and

●	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

●	obtain the financial information and investment experience objectives of the person; and

●
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and
●	states that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The regulations applicable to penny stocks may severely affect the market liquidity for the shares of Common Stock owned by you and could limit your ability to sell such securities in the secondary market.

As an issuer of “penny stock”, the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors at such time as the board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There are substantial risks associated with the New SEDA with YA Master which could contribute to the decline of the price of our Common Stock and have a dilutive impact on our existing stockholders.

In order to obtain needed capital, we entered into the New SEDA with YA Master.

The sale of shares of our Common Stock pursuant to the New SEDA will have a dilutive impact on our stockholders. We believe YA Master intends to promptly re-sell the shares that we sell to it under the New SEDA and that such re-sales could cause the market price of our Common Stock to decline significantly. Any subsequent sales by us to YA Master under the New SEDA may, to the extent of any such decline, require us to issue a greater number of shares of Common Stock to YA Master in exchange for each dollar of such subsequent sale. Under these circumstances our existing stockholders would experience greater dilution. The sale of our Common Stock under the New SEDA could encourage short sales by third parties, which could contribute to the further decline of the price of our Common Stock.

USE OF PROCEEDS

We will not receive any of the proceeds resulting from the sale pursuant to this Prospectus of the Resale Shares held by the Selling Stockholders.  If all the unexercised Options covering 284,000 of the Resale Shares included in this Prospectus are exercised for cash, we will receive upon such exercise an aggregate exercise price of $534,740. There is no assurance that any of such Options will be exercised.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Prospectus that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements and other similar forecasts and statements of expectations which are contained in this Prospectus since such statements reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations and growth strategy. No assurances can be given regarding the achievement of future results, as actual results may differ materially from projected future results as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

●	the uncertainty of success associated with Omagine LLC’s ongoing efforts relative to its signing of the Development Agreement with the government of the Sultanate of Oman relating to the Omagine Project;
●	the uncertainty associated with political events in the Middle East in general;
●	the success or failure of the Company’s continuing efforts to secure additional financing.

SELLING STOCKHOLDERS

The Selling Stockholders are offering an aggregate of 446,000 shares of our Common Stock, including 284,000 shares of our Common Stock issuable to the Selling Stockholders upon the exercise of Options and an aggregate of 162,000 shares of Common Stock that were issued to four of the Selling Stockholders prior to the date hereof pursuant to their exercise of Options. If, subsequent to the date of this Prospectus, we grant any further Options under the Plan to any eligible participants who are affiliates of our Company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this Prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders.

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security. The ownership percentages for each Selling Stockholder in the table below are calculated based on 12,901,005 shares of Common Stock issued and outstanding as of September 16, 2011, plus any additional shares of Common Stock that a Selling Stockholder is deemed to beneficially own as noted in the table below. The Resale Shares offered by this Prospectus shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the Selling Stockholders, provided that this Prospectus is amended or supplemented if required by applicable law.

	Shares Beneficially Owned Prior to this Offering			Number Of Shares Being Offered		Shares Beneficially Owned Upon Completion of the Offering (1)
Name	Number		Percent			Number	Percent
Frank J. Drohan	1,542,358	(2)	11.7	160,000	(3)	1,382,358	10.5

Charles P. Kuczynski	443,293	(4)	3.4	80,000	(5)	363,393	2.8

Sam Hamdan	160,000	(6)	1.2	160,000	(7)	0	*

William Hanley	105,214	(8)*	*	6,000	(9)	99,214	*

Salvatore J. Bucchere	67,980	(10)*	*	16,000	(11)	51,980	*

Kevin O'C. Green	31,940	(12)*	*	16,000	(13)	15,940	*

Louis J. Lombardo	67,177	(14)*	*	8,000	(15)	59,177	*

1)	Assumes that all shares offered are sold.

2)
Includes 100,000 shares of Common Stock issued pursuant to the exercise of Options and 60,000 shares of Common Stock underlying Options that are currently exercisable or exercisable within 60 days of September 16, 2011.

3)	Includes 100,000 shares of Common Stock issued pursuant to the exercise of Options and 60,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $2.60 per share.

4)
Includes 50,000 shares of Common Stock issued pursuant to the exercise of Options and 30,000 shares of Common Stock underlying Options that are currently exercisable or exercisable within 60 days of September 16, 2011.

5)	Includes 50,000 shares of Common Stock issued pursuant to the exercise of Options and 30,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $2.60 per share.

6)	Represents 160,000 shares of Common Stock underlying Options that are currently exercisable.

7)	Represents 160,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $1.25 per share.

8)	Includes 6,000 shares of Common Stock underlying Options that are currently exercisable or exercisable within 60 days of September 16, 2011.

9)	Represents 6,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $2.60 per share.

10)	Includes 6,000 shares of Common Stock issued pursuant to the exercise of Options and 10,000 shares of Common Stock underlying Options that are currently exercisable.

11)
Includes 6,000 shares of Common Stock issued pursuant to the exercise of Options; 6,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $4.50 per share; 2,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $0.51 per share; and 2,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $0.85 per share.

12)	Includes 6,000 shares of Common Stock issued pursuant to the exercise of Options and 10,000 shares of Common Stock underlying Options that are currently exercisable.

13)
Includes 6,000 shares of Common Stock issued pursuant to the exercise of Options; 6,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $4.50 per share; 2,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $0.51 per share; and 2,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $0.85 per share.

14)	Includes 8,000 shares of Common Stock underlying Options that are currently exercisable.

15)
Includes 6,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $4.00 per share and 2,000 shares of Common Stock issuable upon the exercise of Options with an exercise price of $0.85 per share.

* Represents less than one percent (1%) of 12,901,005 total shares issued and outstanding as of September 16, 2011.

PLAN OF DISTRIBUTION

A Selling Stockholder may, from time to time, sell any or all of his Resale Shares on the OTCBB or any other stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. The Selling Stockholders will act independently of our Company in making decisions with respect to the timing, manner and size of each sale. These sales may be at fixed or negotiated prices, at the market price prevailing at the time of sale, at a price related to such prevailing market price; or at such other price as the Selling Stockholders determine from time to time. A Selling Stockholder may use any one or more of the following methods when selling Resale Shares:

●	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
●	block trades in which a broker-dealer will attempt to sell Resale Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	broker-dealers may agree with a Selling Stockholder to sell a specified number of such Resale Shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

A Selling Stockholder may also sell Resale Shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

The Selling Stockholders may sell their Resale Shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their Resale Shares. Broker-dealers engaged by a Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of Resale Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Resale Shares or interests therein, a Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. A Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealers or other financial institutions of Resale Shares offered by this Prospectus, which Resale Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

Any Selling Stockholder, broker-dealer or agent that is involved in selling the Resale Shares may be deemed to be, an “underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the sale of the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To our knowledge, no Selling Stockholder has any agreement or understanding, directly or indirectly, with any person to resell the Resale Shares. To our knowledge no broker-dealer shall receive fees, commissions or markups which, in the aggregate, would exceed eight percent (8%) of the amount of the relevant sale.

The Company will pay certain fees and expenses incurred by the Company incident to the registration of the Resale Shares. These expenses are estimated to be $10,000, including, but not limited to, legal, accounting, printing and mailing fees. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the Resale Shares.

Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the Prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the Resale Shares by the Selling Stockholders.

The Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser of Resale Shares at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Broker-dealers may agree with a Selling Stockholder to sell a specified number of Resale Shares at a stipulated price per share and, to the extent the broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold Resale Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder.

Broker-dealers who acquire Resale Shares as principal may thereafter resell the Resale Shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the Resale Shares, broker-dealers may pay commissions to or receive commissions from the purchasers of Resale Shares as described above.

If our Selling Stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this Registration Statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

Under the securities laws of some states, the Resale Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless the Resale Shares have been registered or qualified for sale in such state or an exemption from such registration or qualification is available and the Company complies with the requirements for such exemption.

Expenses of Registration

We are bearing all costs related to the registration of the Resale Shares. These expenses, including but not limited to legal, accounting, printing and mailing fees, are estimated to be approximately $10,000. The Selling Stockholders however will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the Resale Shares.

DESCRIPTION OF SECURITIES

The following is a summary of the material attributes of our Common Stock and our preferred stock, par value $.001 per share (“Preferred Stock”); and a summary of the material provisions of our restated certificate of incorporation and bylaws, all as in effect as of the date of this Prospectus. You should also refer to our restated certificate of incorporation and bylaws which have been filed with the SEC as exhibits to the Registration Statement of which this Prospectus is a part.

Our total authorized capital stock is 50,850,000 shares of which 50,000,000 shares are Common Stock and 850,000 shares are Preferred Stock.

Common Stock

As of September 16, 2011, there were 12,901,005 shares of Common Stock issued and outstanding.

The holders of our Common Stock are entitled to one vote per share on all matters to be voted on by our stockholders, including the election of directors. Our stockholders are not entitled to cumulative voting rights and accordingly the holders of a majority of the shares voting for the election of directors can elect the entire board of directors if they choose to do so and, in that event, the holders of the remaining shares would not be able to elect any person to our board of directors.

The holders of the Company’s Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors, in its discretion, from funds legally available there for and subject to prior dividend rights of holders of any shares of our Preferred Stock which may be outstanding. Upon the Company’s liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of our Preferred Stock, if any, the holders of our Common Stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of the Company’s Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the shares of the Company’s Common Stock. All outstanding shares of the Company’s Common Stock are, and all Resale Shares being offered by this Prospectus are, or will be when issued, fully paid and not liable to further calls or assessment by the Company.

Preferred Stock

As of September 23, 2011, there were no shares of Preferred Stock outstanding. Our Certificate of Incorporation authorizes the issuance of shares of Preferred Stock in one or more series. Our board of directors has the authority, without any vote or action by the shareholders, to create one or more series of Preferred Stock up to the limit of our authorized but unissued shares of Preferred Stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by the board of directors pursuant to a resolution or resolutions adopted by the board of directors and providing for the issuance of such series.

Transfer Agent

The transfer agent for our Common Stock is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

LEGAL MATTERS

The validity of our Common Stock offered hereby will be passed upon by Sichenzia Ross Friedman Ference Anslow LLP, New York, New York.

EXPERTS

Our consolidated financial statements at December 31, 2010, and for the two years in the period then ended (the “Financial Statements”) are included in our Report on Form 10-K for the fiscal year ended December 31, 2010 (the “10-K Report”) and are incorporated herein by reference to the 2010 Report. The Financial Statements have been audited by Michael T. Studer, CPA P.C., independent registered public accounting firm, as set forth in their report thereon (the “Auditor’s Report”) appearing in the 10-K Report and such Financial Statements and Auditor’s Report are included in reliance upon such Auditor’s Report given upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Resale Shares was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Registrant or any of its parents or subsidiaries.

INFORMATION INCORPORATED BY REFERENCE

In accordance with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), we file periodic reports, proxy statements and other information (collectively, the “SEC Reports”) with the SEC. The SEC allows us to incorporate by reference certain of the SEC Reports into this Prospectus, which means that such SEC Reports are considered to be part of this Prospectus.  SEC Reports that we file with the SEC subsequent to the date of this Prospectus will automatically update and supersede the information contained in prior SEC Reports. We incorporate by reference the documents listed below and all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Selling Stockholders have sold all of the shares of Common Stock offered hereby or until such shares have been deregistered.

The following SEC Reports are incorporated herein by reference:

•	Reference is made to the Registrant’s annual report on Form 10-K for the period ended December 31, 2010, as filed with the SEC on April 15, 2011, which is hereby incorporated by reference.

•
Reference is made to Amendment No. 1 to the Registrant’s annual report on Form 10-K for the period ended December 31, 2010, as filed with the SEC on July 27, 2011, which is hereby incorporated by reference.

•
Reference is made to Amendment No. 2 to the Registrant’s annual report on Form 10-K for the period ended December 31, 2010, as filed with the SEC on August 15, 2011, which is hereby incorporated by reference.

•	Reference is made to Registrant's quarterly report on Form 10-Q for the period ended March 31, 2011 filed with the SEC on May 15, 2011, which is hereby incorporated by reference.

•	Reference is made to Registrant's quarterly report on Form 10-Q for the period ended June 30, 2011 filed with the SEC on August 12, 2011, which is hereby incorporated by reference.

•	Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on February 4, 2011.

•	Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on May 5, 2011.

•	Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on May 31, 2011.

•	Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on June 21, 2011.

•	Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on September 13, 2011.

•
Reference is made to the description of the Registrant’s Common Stock contained in Amendment Number 1 to the Registrant's registration statement on Form S-1, filed with the Commission on June 28, 2011 (Registration No. 333-175168), including all amendments and reports filed with the SEC for the purpose of updating such description, which is hereby incorporated by reference.

Notwithstanding the foregoing, information furnished under Items 2.01 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Prospectus.

Upon written or oral request, we will provide without charge to each person to whom a copy of this Prospectus has been delivered, a copy of any or all of the SEC Reports (but not of the exhibits to such SEC Reports) incorporated herein by reference. Such written or oral requests for copies of such SEC Reports should be directed to Omagine, Inc., 350 Fifth Avenue, Suite 1103, New York, New York 10118, Attention: Charles P. Kuczynski, our Vice-President and Secretary.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our certificate of incorporation, our directors will not be personally liable to us or to our shareholders for monetary damages for any breach of their fiduciary duty as a director, except liability for the following:

• Any breach of their duty of loyalty to our Company or to our stockholders.
• Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
• Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.
• Any transaction from which the director derived an improper personal benefit.
We believe that these limitations of liability provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability provisions in our certificate of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are filing with the SEC a Registration Statement on Form S-8 under the Securities Act, of which this Prospectus is a part, covering the securities being offered by the Selling Stockholders. As permitted by the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to us and the securities covered by this Prospectus, please see the Registration Statement and the documents incorporated by reference into the Registration Statement. A copy of the Registration Statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above.

No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to sell any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents By Reference.

In accordance with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), we file periodic reports, proxy statements and other information (collectively, the “SEC Reports”) with the SEC. The SEC allows us to incorporate by reference certain of the SEC Reports into this Registration Statement, which means that such SEC Reports are considered to be part of this Registration Statement.  SEC Reports that we file with the SEC subsequent to the date of this Registration Statement will automatically update and supersede the information contained in prior SEC Reports. We hereby incorporate by reference the SEC Reports listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

The following SEC Reports are incorporated herein by reference:

•	Reference is made to the Registrant’s annual report on Form 10-K for the period ended December 31, 2010, as filed with the SEC on April 15, 2011, which is hereby incorporated by reference.

•
Reference is made to Amendment No. 1 to the Registrant’s annual report on Form 10-K for the period ended December 31, 2010, as filed with the SEC on July 27, 2011, which is hereby incorporated by reference.

•
Reference is made to Amendment No. 2 to the Registrant’s annual report on Form 10-K for the period ended December 31, 2010, as filed with the SEC on August 15, 2011, which is hereby incorporated by reference.

•	Reference is made to Registrant's quarterly report on Form 10-Q for the period ended March 31, 2011 filed with the SEC on May 15, 2011, which is hereby incorporated by reference.

•	Reference is made to Registrant's quarterly report on Form 10-Q for the period ended June 30, 2011 filed with the SEC on August 12, 2011, which is hereby incorporated by reference.

•	Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on February 4, 2011.

•	Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on May 5, 2011.

•	Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on May 31, 2011.

•	Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on June 21, 2011.

•	Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on September 13, 2011.

•
Reference is made to the description of the Registrant’s Common Stock contained in Amendment Number 1 to the Registrant's registration statement on Form S-1, filed with the Commission on June 28, 2011 (Registration No. 333-175168), including all amendments and reports filed with the SEC for the purpose of updating such description, which is hereby incorporated by reference.

Notwithstanding the foregoing, information furnished under Items 2.01 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Prospectus.

Upon written or oral request, we will provide without charge to each person to whom a copy of this Prospectus has been delivered, a copy of any or all of the SEC Reports (but not of the exhibits to such SEC Reports) incorporated herein by reference. Such written or oral requests for copies of such SEC Reports should be directed to Omagine, Inc. 350 Fifth Avenue, Suite 1103, New York, New York 10118, Attention: Charles P. Kuczynski, our Vice-President and Secretary.

Item 4.                      Description of Securities.

Not Applicable.

Item 5.                      Interests of Named Experts and Counsel.

Not Applicable.

Item 6.                      Indemnification of Directors and Officers.

Under our certificate of incorporation, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

● Any breach of their duty of loyalty to our Company or our stockholders.
● Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
● Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.
● Any transaction from which the director derived an improper personal benefit.

We believe that these limitations of liability provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability provisions in our certificate of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.                      Exemption from Registration Claimed.

Not Applicable.

Item 8.                      Exhibits.

The following exhibits are included as part of this Form S-8. References to the “Company” in this exhibit list are references to Omagine, Inc., a Delaware corporation.

Exhibit
Numbers	Description
3(i)	Restated Certificate of Incorporation of the Company dated June 2, 2010 (1)
3(ii)	By-laws of the Company (2)
3.2	Certificate of Ownership and Merger (3)
5.1	Legal Opinion of Sichenzia Ross Friedman Ference Anslow LLP *
10.1	The CCIC and CCC Agreement (3)
10.2	The December 8, 2008 Standby Equity Distribution Agreement (4)
10.3	The May 4, 2011 Standby Equity Distribution Agreement (10)
10.4	The Shareholder Agreement dated as of April 20, 2011 (11)
10.5	The amended Hamdan Amendment Agreement (12)
10.6	Lease agreement expiring February 28, 2013 between Contact Sports, Inc. and the Empire State Building LLC (9)
10.7	Employment Agreement between the Company and Frank J. Drohan dated as of September 1, 2001 (7)
10.8	Employment Agreement between the Company and Charles P. Kuczynski dated as of September 1, 2001 (7)
10.9	Amendment Agreement, dated June 21, 2011 (13)
14	The Code of Ethics (3)
21	Subsidiaries of the Registrant *
23.1	Consent of Michael T. Studer CPA, P.C. *
23.2	Consent of Sichenzia Ross Friedman Ference Anslow LLP (included in Exhibit 5.1) *
24	Power of Attorney (included on signature page)
99.1	The Omagine Inc. 401(k) Adoption Agreement (6)
99.2	The Approval Letter dated April 30, 2008 (English Translation) (5)
99.3	The Acceptance Letter dated May 31, 2008 (5)
99.4	Amended Omagine Inc. 2003 Stock Option Plan (8)

*	Filed herewith

(1)	Previously filed with the SEC as an exhibit to the Company’s Report on Form 10-Q for the period ended June 30, 2010 and incorporated herein by reference thereto.

(2)	Previously filed with the SEC on November 18, 2005 as an exhibit to the Company’s Report on Form 10-QSB for the period ended September 30, 2005 and incorporated herein by reference thereto.

(3)	Previously filed with the SEC on April 14, 2008 as an exhibit to the Company’s Report on Form 10-KSB for the fiscal year ended December 31, 2007 and incorporated herein by reference thereto.

(4)	Previously filed with the SEC on December 31, 2008 as an exhibit to the Company’s current Report on Form 8-K and incorporated herein by reference thereto.

(5)	Previously filed with the SEC as an exhibit to the Company’s registration statement on Form S-1 (File No. 333-156928) and incorporated herein by reference thereto.

(6)	Previously filed with the SEC on February 25, 2009 as an exhibit to the Company’s Report on Form 10-K for the fiscal year ended December 31, 2008 and incorporated herein by reference thereto.

(7)	Previously filed with the SEC on April 15, 2002 as an exhibit to the Company’s Report on Form 10-KSB for the fiscal year ended December 31, 2001 and incorporated herein by reference thereto.

(8)	Previously filed with the SEC on April 14, 2010 as an exhibit to the Company’s Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated herein by reference thereto.

(9)
Previously filed with the SEC on November 9, 2009 as an exhibit to the Company’s Report on Form 10-K/A amending the Company’s Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on February 25, 2009, and incorporated herein by reference thereto.

(10)	Previously filed with the SEC on May 5, 2011 as an exhibit to the Company’s current Report on Form 8-K and incorporated herein by reference thereto.

(11)	Previously filed with the SEC on May 31, 2011 as an exhibit to the Company’s current Report on Form 8-K and incorporated herein by reference thereto.

(12)	Previously filed with the SEC on April 15, 2010 as an exhibit to the Company’s Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference thereto.

(13)	Previously filed with the SEC on June 21, 2011 as an exhibit to the Company’s current Report on Form 8-K and incorporated herein by reference thereto.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) of this paragraph (1) do not apply if this Registration Statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by such paragraphs is contained in SEC Reports filed with the SEC by the Registrant pursuant to the provisions of the Exchange Act and are incorporated by reference into this Registration Statement; and

(2)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(3)
For purposes of determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time it was declared effective.

(4)
For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary Prospectus or Prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to the Rule 424;

(ii)	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(6)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any document immediately prior to such date of first use.

Item 10.                      Signatures.

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on October 14, 2011.

OMAGINE, INC.
a Delaware corporation

By:	/s/ Frank J. Drohan
Frank J. Drohan
Its:	Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive Officer and Principal Financial Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Frank J. Drohan his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any amendments thereto and any registration statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank J. Drohan	Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive Officer and Principal Financial Officer)	October 14, 2011
Frank J. Drohan

/s/ Charles P. Kuczynski	Vice-President, Secretary and Director	October 14, 2011
Charles P. Kuczynski

/s/ Salvatore J. Bucchere	Director	October 14, 2011
Salvatore J. Bucchere

/s/ Kevin O’C. Green	Director	October 14, 2011
Kevin O’C. Green

Director
Louis J. Lombardo		October 14, 2011